Exhibit 10.58

ADDENDUM TO COOPERATIVE AGREEMENT

This Addendum to Cooperative Agreement (the “Addendum”) is entered into this 15th day of April, 2010 between Mann Equity, LLC (“Mann Equity”) and CareView Communications, Inc. (“CareView”).

WHEREAS, Mann Equity and CareView entered into a Cooperative Agreement dated July 18, 2009 (the “Cooperative Agreement”);

WHEREAS, Mann Equity earned certain fees under the Cooperative Agreement related to a transaction between CareView and Fountain Fund 2 LP (“Fountain”); and

WHEREAS, Mann Equity and CareView want to establish the fees due on the transaction with Fountain and issue payment;

NOW, THEREFORE, in consideration of these premises and of the mutual covenants and promises hereinafter set forth, the parties hereby make this Addendum as follows:

1. Services Provided by Mann Equity: Mann Equity provided services to CareView which resulted in CareView securing a lease line of credit with Fountain in the maximum amount of $5,000,000 (the “Fountain Lease Line”). CareView executed a Master Lease with Fountain on January 29, 2010 for the face amount of $5,000,000 with a minimum draw of $2,000,000.

2. Warrants Due to Mann Equity: The Cooperative Agreement provides that Mann Equity is to receive a Common Stock Purchase Warrant (“Warrant”) equal to eight percent (8%) of any proposed funding secured for CareView (the “Warrant Fee”). Accordingly, the total Warrant Fee due to Mann Equity relative to the Fountain Lease Line equals 400,000 underlying shares of CareView’s Common Stock. The parties agree that the issuance of the Warrant to Mann Equity on February 17, 2010 for the purchase of 400,000 underlying shares of CareView’s Common Stock with an exercise price of $0.52 per share and that such issuance completely satisfies the Warrant Fee as it relates to the Fountain Lease Line.

3. Cash Fees Due to Mann Equity: The Cooperative Agreement provides that Mann Equity is to receive a cash fee equal to five percent (5%) of the gross proceeds of any proposed funding secured for CareView (the “Cash Fee”). Although CareView has not yet made any draws under the Fountain Lease Line, a provision therein provides that CareView must draw down and/or pay fees and penalties for a minimum of $2,000,000. Accordingly, the Cash Fee due to Mann Equity relative to the $2,000,000 minimum equals $100,000, which Cash Fee may be increased should CareView elect to draw in excess of the $2,000,000 minimum. The parties agree that the Cash Fee to date of $100,000 shall be paid to Mann Equity upon the signing of this Addendum.

4. Further Services to be Provided by Mann Equity: The parties further agree that:

a) if CareView elects to draw in excess of the $2,000,000 minimum up to the maximum amount of $5,000,000, Mann Equity will be entitled to a payment of a Cash Fee based on the difference of the $2,000,000 minimum and the amount drawn by CareView up to the maximum of $5,000,000,

b) if CareView elects to draw in excess of the $2,000,000 minimum, Mann Equity is not entitled to a further payment as a Warrant Fee, and

c) if CareView elects to secure any additional funding through Fountain or another source provided by Mann Equity, then Mann Equity will be due a Warrant Fee and Cash Fee pursuant to the terms outlined in the Cooperative Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the day and year first written above.

MANN EQUITY, LLC	CAREVIEW COMMUNICATIONS, INC.

/s/ Sean Mann	/s/ John R. Bailey
Sean Mann	John R. Bailey
Managing Director	Chief Financial Officer

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